Exhibit 99.1

Space Asset Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

PRINCETON, NJ, Jan. 27, 2026 (GLOBE NEWSWIRE) -- Space Asset Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to commence trading on January 28, 2026 on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “SAAQU.”

Each unit sold in the offering consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SAAQ” and “SAAQW,” respectively. The offering is expected to close on January 29, 2026, subject to customary closing conditions.

Space Asset Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it intends to target opportunities and companies that are in the global space economy, including businesses in the technology and defense sectors.

BTIG, LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 27, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from BTIG, LLC, 65 East 55th Street, New York, NY 10022, by email at: ProspectusDelivery@btig.com, or by visiting the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Peter Ort
Principal Executive Officer and Director
Space Asset Acquisition Corp.
pete@curaleaassociates.com